Delaware Group Equity Funds V  N SAR-B

Exhibit List

Sub-Item 77 Q3: Any information called for by instructions to sub-item 77Q3.

On August 20, 2008, the Board of Trustees of
Delaware Group Equity Funds V unanimously voted to approve changes to the definition of what Delaware Small Cap Core Fund considers to be a small-capitalization company. These changes are incorporated herein by reference to the supplement dated September 4, 2008 to the Registrants prospectuses for Delaware Small
Cap Core Fund dated March 28, 2008 as filed with the Securities and Exchange Commission on September 4, 2008 (SEC Accession No.
0000027801-08-000012).

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